Exhibit 99.1

First BanCorp Reports Financial Results for the Quarter and Year Ended December 31, 2009

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--February 1, 2010--First BanCorp (the “Corporation”) (NYSE:FBP), the bank holding company for FirstBank Puerto Rico (“FirstBank”), today reported results for the fourth quarter and year ended December 31, 2009. The net loss for the quarter totaled $53.2 million, or $(0.64) per diluted share, compared to a net loss of $165.2 million, or $(1.89) per diluted share for the third quarter ended September 30, 2009. As previously reported, the net loss for the third quarter ended September 30, 2009 included a non-cash charge of $152.2 million, or $(1.65) per share, for an increase in the valuation allowance against the Corporation’s deferred tax assets. Net loss for the year ended December 31, 2009 was $275.2 million, or $(3.48) per diluted share, compared to net income of $109.9 million, or $0.75 per diluted share for 2008.

Total assets decreased by $452.7 million to $19.6 billion as of December 31, 2009 from $20.1 billion as of September 30, 2009. Non-performing loans increased by $25.0 million, or 2%, to $1.56 billion as of December 31, 2009 from $1.54 billion as of September 30, 2009. Meanwhile, the allowance to total loans ratio increased to 3.8% as of December 31, 2009 from 3.4% as of September 30, 2009.

This press release should be read in conjunction with the accompanying tables (Exhibit A), which are an integral part of this press release.

Aurelio Alemán, Chief Executive Officer of First BanCorp commented, “First BanCorp’s results in the fourth quarter reflect the management team’s concerted efforts towards stabilizing the credit portfolios, as seen in the slowdown in growth of non-performing loans and slight improvements in both net charge-offs and provision for loan losses, while the Puerto Rico and United States economies remain pressured. Our core business continued to progress as evidenced by net interest margin expansion and controllable expense reduction.”

Mr. Alemán continued, “Results for 2009 were mostly driven by the high level of reserves on our loan portfolios taken during the year. However, during 2009 the Corporation was very successful in its core deposit growth initiatives, as evidenced by a 10% growth in non-brokered deposits in 2009, while reducing funding costs. Furthermore, non-interest income increased and we achieved reductions in controllable expenses. The difficult economic environment continued throughout all of 2009 and is expected to persist in Puerto Rico for most of 2010; therefore, we expect to see continued pressure on credit quality. Our markets have suffered decreasing real estate values and low absorption of housing units that demanded incremental reserves primarily in our construction and mortgage portfolios.”

“The First BanCorp management team is focused on improving the financial performance of the Corporation. In the fourth quarter of 2009, the Management Team and the Board of Directors realigned the strategic focus of the Corporation and defined the key strategies to achieve a turnaround in financial results. The focus is primarily on: reducing loan portfolio risk to improve asset quality while increasing loan spreads; expanding initiatives for greater core deposit growth; increasing non-interest income including deployment of identified opportunities in transaction banking services; continuing reduction of expenses by expanding our business rationalization initiative; improving overall efficiency and enhancing our technological infrastructure through targeted investments. In line with market trends and conditions, the Corporation is beginning to execute strategies to reduce the balance sheet into 2010. The revised strategies are aligned with the fundamental objective of improving our capital position to successfully overcome anticipated challenges in 2010. To achieve these objectives, we will continue to develop and retain the best human capital, while restructuring the organization as needed to compete in the markets we serve,” said Mr. Alemán.

“First BanCorp continues to exceed well-capitalized thresholds with Tier 1 and Total risk-based capital ratios of approximately 12.2% and 13.5%, respectively. Our Tier 1 common equity to risk-weighted assets ratio is approximately 4.16%. Given the present economic outlook, the Corporation must enhance its capital structure to absorb potential future credit losses, maintain a leadership position, and situate the Corporation to benefit from the expected consolidation of the Puerto Rico banking industry. Therefore, we are taking actions to fortify our common capital levels and will evaluate other capital improvement alternatives as needed,” concluded Mr. Alemán.

In a separate press release, the Corporation announced today actions intended to improve its capital position.

2009 Fourth Quarter versus 2009 Third Quarter

Net Interest Income

Compared with the third quarter of 2009, net interest income, excluding fair value adjustments (“valuations”) on derivatives and financial liabilities measured at fair value, increased $2.6 million, or 2%. This reflected a 9 basis point increase in the net interest margin to 2.77% from 2.68% last quarter. Net interest income excluding valuations on derivative instruments and financial liabilities and net interest income on a tax-equivalent basis are non-GAAP measures. (See Basis of Presentation below for additional information.) The following table reconciles net interest income in accordance with generally accepted accounting principles in the United States of America (GAAP) to net interest income, excluding valuations, and to net interest income on a tax-equivalent basis and net interest spread and net interest margin on a GAAP basis to these items excluding valuations and on a tax-equivalent basis.

(Dollars in thousands)	Quarter Ended			Year ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2009	2009	2008	2009	2008

Net interest income - GAAP	$137,297	$129,133	$124,196	$519,042	$527,881
Unrealized loss (gain) on derivative instruments and liabilities measured at fair value	(2,517)	3,074	5,261	(5,474)	(5,177)
Net interest income excluding valuations	134,780	132,207	129,457	513,568	522,704
Tax-equivalent adjustment	12,311	12,925	15,706	53,617	56,408
Net interest income on a tax-equivalent basis excluding valuations	$147,091	$145,132	$145,163	$567,185	$579,112

Average interest-earning assets	$19,283,455	$19,541,256	$18,853,837	$19,326,224	$18,082,806

Net interest spread - GAAP	2.55%	2.32%	2.27%	2.36%	2.55%
Net interest spread excluding valuations	2.50%	2.39%	2.37%	2.34%	2.52%
Net interest spread on a tax-equivalent basis excluding valuations	2.75%	2.66%	2.71%	2.62%	2.83%

Net interest margin - GAAP	2.82%	2.62%	2.62%	2.69%	2.92%
Net interest margin excluding valuations	2.77%	2.68%	2.73%	2.66%	2.89%
Net interest margin on a tax-equivalent basis excluding valuations	3.03%	2.95%	3.06%	2.93%	3.20%

The increase in the net interest margin, excluding valuations, resulted from lower funding costs, continuing measures taken to improve loan pricing and spreads and a lower volume of loans entering into non-accrual status.

The decrease in the Corporation’s average cost of funds is related to the continued low level of interest rates and changes in the mix of financing sources. The current low interest rate levels is reflected in the pricing of newly issued brokered CDs at rates significantly lower than those that matured during the quarter. The average cost of brokered CDs decreased by 27 basis points from 2.79% for the third quarter to 2.52% for the fourth quarter. Also, the Corporation was able to reduce the average cost of its core deposits from 2.07% for the third quarter to 1.95% for the fourth quarter.

Partially offsetting the aforementioned positive factors was a decline in the average volume of interest-earning assets. This includes a decrease of $714.6 million in the average volume of investment securities, driven by the sale of approximately $460 million of U.S. agency mortgage-backed securities (“MBS”) during the fourth quarter and the full impact of $456 million of MBS sold in the last week of the third quarter. The decrease in the average volume of investments more than offset the $456.8 million increase in the average volume of loans resulting mainly from additional credit facilities extended to the Government of Puerto Rico.

Provision for Loan and Lease Losses

The provision for loan and lease losses for the fourth quarter declined by $10.9 million to $137.2 million compared to a provision of $148.1 million in the third quarter. (See the Credit Quality Performance section below for a full discussion.)

Non-Interest Income

Non-interest income decreased $11.2 million to $38.8 million in the fourth quarter largely driven by a $24.4 million gain on the sale of U.S. Agency MBS versus a realized gain on the sale of MBS of $28.3 million in the third quarter. The recent drop in mortgage pre-payments, as well as future pre-payment estimates, could result in the extension of the MBS portfolio’s average life, which in turn would shift the balance sheet’s interest rate gap position. In an effort to manage such risk, and taking advantage of market opportunities, approximately $460 million of U.S. Agency MBS (mainly 30 and 15 Year fixed rate MBS with an aggregate weighted average yield of 5.33%) were sold in the fourth quarter, compared to approximately $613 million of 30 Year U.S. Agency MBS sold in the third quarter. Also, results for the third quarter of 2009 were impacted by gains of $5.7 million on the sale of U.S. Treasury Notes and VISA shares.

Non-interest income was further impacted by a $0.6 million decrease in income from insurance activities and a $0.6 million decrease in gains from mortgage banking activities as a result of a lower amount of loan sales and securitizations.

Non-Interest Expenses

Non-interest expenses increased $6.0 million to $88.8 million in the fourth quarter primarily reflecting:

  A $7.0 million increase in the federal deposit insurance premium,
  A $1.4 million increase in business promotion expenses, due to a higher seasonal level of marketing and advertising activities for the Corporation’s deposit and loan products,
  A $1.1 million increase in professional service fees, and
  A $1.3 million increase in the reserve for probable losses on outstanding unfunded loan commitments.

The aforementioned increases were partially offset by a decline in certain controllable expenses as management continued to reduce costs through its corporate-wide Business Rationalization initiative. Compared to the third quarter, employee compensation and benefit expenses decreased $4.8 million, mainly due to reductions in bonuses and incentive compensation as well as a lower headcount. The number of full-time equivalent employees decreased by approximately 57, or 2%, in the fourth quarter and occupancy costs decreased by $0.5 million.

Income Taxes

For the fourth quarter ended December 31, 2009, the Corporation recognized income tax expense of $3.3 million, mainly related to the operations of profitable subsidiaries. As previously reported, the third quarter income tax expense of $113.5 million included a non-cash charge of $152.2 million for an increase in the valuation allowance against the Corporation’s deferred tax asset. The valuation allowance increased by approximately $35 million related to deferred tax assets created during the fourth quarter. (See Full Year 2009 Compared to 2008 – Income Taxes discussion below for additional information.)

Pre-Tax, Pre-Provision Earnings

One performance metric that management believes is useful in analyzing performance in times of economic stress is the level of pre-tax earnings adjusted to exclude the provision for loan and lease losses and certain other items. (See Pre-tax, Pre-Provision earnings in Basis of Presentation for a full description of this non-GAAP financial measure.)

The following table shows pre-tax, pre-provision earnings of $62.9 million in fourth quarter of 2009, up $0.6 million from the prior quarter.

(In thousands)	Quarter Ended			Year ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2009	2009	2008	2009	2008

Net (loss) income - GAAP	$(53,202)	$(165,218)	$18,808	$(275,187)	$109,937
Less: Income tax expense (benefit)	3,311	113,473	(10,780)	4,534	(31,732)
Add: Provision for loan and lease losses	137,187	148,090	48,513	579,858	190,948
Net (gain) loss on sale and OTTI of investment securities	(24,387)	(30,281)	(6,243)	(81,362)	(11,719)
Gain on VISA shares and related proceeds	-	(3,784)	-	(3,784)	(9,474)
FDIC special assessment	-	-	-	8,894	-
Core deposit impairment	-	-	-	3,988	-
Pre-tax, pre-provision earnings	$62,909	$62,280	$50,298	$236,941	$247,960

This improvement primarily reflects higher net interest margin, partially offset by higher operating expenses as well as lower income from insurance, rental and mortgage banking activities.

Full Year 2009 Compared to 2008

Net loss for the year ended December 31, 2009 amounted to $275.2 million, or $(3.48) per diluted share, compared to net income of $109.9 million, or $0.75 per diluted share for 2008.

Significant income statement items for 2009 include:

  A provision for loan and lease losses of $579.9 million, an increase of $388.9 million, as compared to $190.9 million for 2008, mainly due to sustained weak economic conditions which have resulted in higher non-performing loan levels, declines in collateral values and increases in charge-offs.
  An income tax expense of $4.5 million compared to an income tax benefit of $31.7 million for 2008, mainly due to a non-cash charge of $152.2 million to increase the valuation allowance against deferred tax assets.
  An increase of $18.7 million in non-interest expenses, driven by non-controllable expenses such as increases in the deposit insurance premium and impairment charges to intangible assets.
  A decrease of $8.8 million in net interest income, reflecting significant increases in non-performing loans.
  An increase of $67.6 million in non-interest income, driven by gains on sale of investment securities and higher gains from mortgage banking activities.

Net Interest Income

Net interest income, excluding valuations on derivative instruments and financial liabilities, decreased 2% to $513.6 million for 2009 from $522.7 million for 2008. This resulted in net interest margin of 2.66%, compared to 2.89% for 2008. The decrease is mainly associated with a significant increase in non-performing loans and the repricing of floating-rate commercial and construction loans at lower rates due to decreases in market interest rates such as three-month LIBOR and the Prime rate, even though the Corporation is actively increasing spreads on loan renewals. Lower loan yields more than offset the benefit of lower short-term rates in the average cost of funding and the increase in average interest-earning assets. The lower average cost of funding was primarily reflected by a 103 basis points decreased in the average cost of brokered CDs while the volume of brokered CDs significantly decreased during 2009. The Corporation was able to decrease brokered deposits by $868.4 million since December 31, 2008 while the average volume of brokered CDs decreased by $1.1 billion and $370.4 million for the quarter and year ended December 31, 2009 compared to the corresponding periods in 2008.

Provision for Loan and Lease Losses

For 2009, the Corporation recorded a provision for loan and lease losses of $579.9 million, compared to $190.9 million in 2008. The increase is mainly attributable to:

  The significant increase in the level of non-performing loans.
  The migration of loans to higher risk categories, thus requiring higher general or specific reserves (if also considered impaired).
  The continued weak economic conditions and declines in collateral values that contributed to a surge in net charge-offs and resulted in changes to reserve factors used to determine the general reserve, and
  The overall growth of the loan portfolio.

Even though deterioration in credit quality was observed in all of the Corporation’s portfolios, it was more significant in the construction and commercial loan portfolios, which were affected by both the stagnant housing market and further weakening in the economies of the markets served during most of 2009.

Non-Interest Income

Non-interest income increased $67.6 million to $142.3 million for 2009, primarily reflecting:

  A $59.6 million increase in realized gains on the sale of investment securities, primarily reflecting a $79.9 million gain on the sale of MBS (mainly U.S. agency fixed-rate MBS), compared to realized gains on the sale of MBS of $17.7 million in 2008. In an effort to manage interest rate risk, and taking advantage of favorable market valuations, approximately $1.8 billion of U.S. agency MBS (mainly 30 and 15 Year fixed-rate U.S. agency MBS) were sold in 2009, compared to approximately $526 million of U.S. agency MBS sold in 2008.
  A $5.3 million increase in gains from mortgage banking activities, due to the increased volume of loan sales and securitizations. Servicing assets recorded at the time of sale amounted to $6.1 million for 2009 compared to $1.6 million for 2008. The increase is mainly related to $4.6 million of capitalized servicing assets in connection with the securitization of approximately $305 million FHA/VA mortgage loans into GNMA MBS. For the first time in several years, the Corporation has been engaged in the securitization of mortgage loans in 2009.
  A $5.6 million decrease in other-than-temporary impairment charges (OTTI) to equity securities, partially offset by OTTI charges through earnings of $1.3 million in 2009 related to the credit loss portion of available-for-sale private label MBS.

Also contributing to the increase in non-interest income was higher fee income, mainly fees on loans and service charges on deposit accounts offset by lower income from insurance activities and a reduction in income from vehicle rental activities. During the first three quarters of 2009, income from rental activities decreased by $0.5 million due to a lower volume of business. A further reduction of $0.4 million was observed in the fourth quarter of 2009, as compared to the comparable period in 2008, mainly related to the disposition of the Corporation’s vehicle rental business early in the quarter that was partially offset by a $0.2 million gain recorded for the disposition of the business. As part of its Business Rationalization strategies, the Corporation divested its short-term rental business during the fourth quarter of 2009.

Non-Interest Expenses

Non-interest expenses increased $18.7 million to $352.1 million for 2009 primarily reflecting:

  An increase of $30.5 million in the FDIC deposit insurance premium, including $8.9 million for the special assessment levied by the FDIC in 2009 and increases in regular assessment rates.
  A $4.0 million core deposit intangible impairment charge in 2009.
  A $1.8 million increase in the reserve for probable losses on outstanding unfunded loan commitments.

The aforementioned increases were partially offset by decreases in certain controllable expenses such as:

  A $9.1 million decrease in employees’ compensation and benefit expenses, mainly due to a lower headcount and reductions in bonuses, incentive compensation and overtime costs. The number of full time equivalent employees decreased by 163, or 6%, during 2009.
  A $3.4 million decrease in business promotion expenses due to a lower level of marketing activities.
  A $1.1 million decrease in taxes, other than income taxes, mainly driven by a decrease in municipal taxes which are assessed based on taxable gross revenues.

Income Taxes

For 2009, the Corporation recorded income tax expense of $4.5 million compared to an income tax benefit of $31.7 million for 2008. The income tax expense for 2009 mainly resulted from the aforementioned $152.2 million non-cash increase of the valuation allowance for the Corporation’s deferred tax asset. The increase in the valuation allowance does not have any impact on the Corporation’s liquidity or cash flow, nor does such an allowance preclude the Corporation from using tax losses, tax credits or other deferred tax assets in the future. As of December 31, 2009, the deferred tax asset, net of a valuation allowance of $191.7 million, amounted to $109.2 million compared to $128.0 million as of December 31, 2008.

Accounting for income taxes requires that companies assess whether a valuation allowance should be recorded against their deferred tax assets based on the consideration of all available evidence, using a “more likely than not” realization standard. In making such assessment, significant weight is to be given to evidence that can be objectively verified, including both positive and negative evidence. The accounting for income taxes guidance requires the consideration of all sources of taxable income available to realize the deferred tax asset, including the future reversal of existing temporary differences, future taxable income exclusive of reversing temporary differences and carryforwards, taxable income in carryback years and tax planning strategies. As previously reported, in assessing the weight of positive and negative evidence, a significant negative factor that resulted in the increase of the valuation allowance was that FirstBank was in a three-year historical cumulative loss as of the end of the third quarter of 2009, mainly as a result of charges to the provision for loan and lease losses resulting from the economic downturn. However, as of December 31, 2009, management concluded that $109.2 million of the deferred tax assets will be realized. In assessing the likelihood of realizing the deferred tax assets, management has considered all four sources of taxable income mentioned above and has identified tax planning strategies as the main source of taxable income to realize the deferred tax asset amount. Management will continue monitoring the likelihood of realizing the deferred tax assets in future periods. If future events differ from management’s December 31, 2009 assessment, an additional valuation allowance may need to be established which may have a material adverse effect on the Corporation’s results of operations. Similarly, to the extent the realization of a portion, or all, of the tax asset becomes “more likely than not” based on changes in circumstances (such as improved earnings, changes in tax laws or other relevant changes), a reversal of that portion of the deferred tax asset valuation allowance will then be recorded.

Credit Quality

Credit quality showed some positive signs in the fourth quarter of 2009 reflected by a slower growth rate in non-performing assets and reductions in net charge-offs and the provision for loan and lease losses.

Non-Performing Assets

Total non-performing assets increased by $26.4 million to $1.71 billion as of December 31, 2009. The increase in non-performing assets was mainly related to the construction loan portfolio in Puerto Rico adversely impacted by reduced absorption rates and weak economic conditions. However, there was a slower growth rate in the amount of loans entering into non-accrual status during the fourth quarter as compared to the trailing quarter. Partially offsetting the migration of loans to non-accrual status was the result of actions taken by the Corporation to reduce its non-performing credits including note sales, restructuring of loans into two separate agreements (loan splitting) and restructured loans restored to accrual status after a sustained period of repayment and that have been deemed collectible.

Total non-performing construction loans increased by $24.5 million, or 4% from the prior quarter. The non-performing construction loan portfolio for Puerto Rico increased by $133.1 million in the fourth quarter. Approximately 63% of the increase was concentrated on two relationships dedicated to the development of residential projects.

Non-performing construction loans in Florida decreased by $108.7 million from the end of the third quarter of 2009 due to note sales, loans restructured into two notes and loans that were brought current. During the fourth quarter of 2009, the Corporation completed the sales of non-performing construction loans in Florida totaling approximately $40.4 million and also completed the restructuring of condo-conversion loans with an aggregate book value of $38.1 million. Also contributing to the decrease in non-performing construction loans in Florida, were other construction projects amounting to approximately $19.5 million that were brought current during the fourth quarter and are expected to be fully collectible.

Non-performing commercial mortgage loans in Florida decreased by $6.6 million, spread across several industries. These are primarily related to restructured loans restored to accrual status after a sustained period of repayment and that have been deemed collectible. The decrease was partially offset by an increase of $6.0 million and $0.4 million in non-performing commercial mortgage loans in Puerto Rico and the Virgin Islands, respectively, for a net decrease in total non-performing commercial mortgage loans of $0.2 million.

The commercial and industrial (C&I) non-performing loan portfolio remained stable with a slight net increase of $0.9 million during the fourth quarter resulting from a $1.0 million increase in Puerto Rico and a $0.1 million decrease in the Virgin Islands.

At the close of 2009, approximately $229.4 million of loans placed in non-accrual status, mainly construction and commercial loans, were current or had delinquencies less than 90 days in their interest payments. Further, collections are being recorded on a cash basis through earnings, or on a cost-recovery basis, as conditions warrant. In Florida, as sales of units within condo-conversion projects continue to lag, some borrowers reverted to rental projects. For several of these loans, cash collections cover interest, property taxes, insurance and other operating costs associated with the projects.

During the fourth quarter and year ended December 31, 2009, interest income of approximately $3.1 million and $4.7 million, respectively, related to $761.5 million of non-performing loans, mainly non-performing construction and commercial loans, was applied against the related principal balances under the cost-recovery method. The Corporation will continue to evaluate restructuring alternatives to mitigate losses and enable borrowers to repay their loans under revised terms in an effort to preserve the value of the Corporation’s interests over the long-term.

Non-performing residential mortgage loans increased by $1.9 million during the fourth quarter, mainly attributable to the Puerto Rico portfolio, which has been adversely affected by the continued trend of higher unemployment rates affecting consumers. The non-performing residential mortgage loan portfolio in Puerto Rico increased by $10.3 million during the fourth quarter, which was 44% lower than the $23.2 million increase observed in the third quarter. The Corporation continues to address loss mitigation and loan modifications by offering alternatives to avoid foreclosures through internal programs and programs sponsored by the Federal Government. In Florida, non-performing residential mortgage loans decreased by $10.3 million, of which $7.4 million is related to modified loans that have been restored to accrual status after a sustained repayment performance and are deemed collectible. During the fourth quarter, the non-performing residential mortgage loan portfolio in the Virgin Islands increased by $1.9 million.

The levels of non-performing consumer loans and finance leases also remained stable showing a $2.1 million decrease during the fourth quarter.

As of December 31, 2009, approximately $517.7 million, or 33%, of total non-performing loans have been charged-off to their net realizable value. (See Allowance for Loan and Lease Losses discussion below for additional information.)

Allowance for Loan and Lease Losses

The following table sets forth an analysis of the allowance for loan and lease losses during the periods indicated:

	Quarter Ended			Year ended
(Dollars in thousands)	December 31,	September 30,	December 31,	December 31,	December 31,
	2009	2009	2008	2009	2008

Allowance for loan and lease losses, beginning of period	$471,484	$407,746	$261,170	$281,526	$190,168
Provision for loan and lease losses:
Residential mortgage	8,206	6,896	4,231	45,010	13,032
Commercial mortgage	22,406	19,432	6,463	71,401	7,740
Commercial and Industrial	28,003	44,609	2,135	146,157	35,561
Construction	64,196	56,883	11,917	264,246	53,109
Consumer and finance leases	14,376	20,270	23,767	53,044	81,506
Total provision for loan and lease losses	137,187	148,090	48,513	579,858	190,948
Loans net charge-offs:
Residential mortgage	(7,488)	(10,882)	(2,239)	(28,861)	(6,256)
Commercial mortgage	(5,221)	(5,263)	(1,766)	(25,204)	(3,664)
Commercial and Industrial	(7,739)	(5,615)	(4,800)	(34,508)	(24,233)
Construction	(44,906)	(47,324)	(402)	(183,600)	(7,735)
Consumer and finance leases	(15,197)	(15,268)	(18,950)	(61,091)	(66,433)
Net charge-offs	(80,551)	(84,352)	(28,157)	(333,264)	(108,321)
Other adjustments (1)	-	-	-	-	8,731
Allowance for loan and lease losses, end of period	$528,120	$471,484	$281,526	$528,120	$281,526

Allowance for loan and lease losses to period end total loans receivable	3.79%	3.43%	2.15%	3.79%	2.15%
Net charge-offs (annualized) to average loans outstanding during the period	2.34%	2.53%	0.87%	2.48%	0.87%
Provision for loan and lease losses to net charge-offs during the period	1.70x	1.76x	1.72x	1.74x	1.76x

(1) Carryover of the allowance for loan losses related to the $218 million auto loan portfolio acquired from Chrysler.

Provision for Loan and Lease Losses

The provision for loan and lease losses decreased $10.9 million to $137.2 million, or by 7%, compared to the provision recorded for the third quarter of 2009. The decrease is mainly related to:

  The lower charges to specific reserves for C&I impaired loans in Puerto Rico.
  Some positive trends in non-performing and net charge-off levels.
  A smaller increase in the overall loan portfolio, compared to the increase in the third quarter, due to lower loan originations. (See Financial Condition and Operating Data discussion below for additional information about loan originations.)

The Corporation recorded a $79.1 million provision in the fourth quarter for its loan portfolio in Puerto Rico compared to $107.4 million recorded for the third quarter, a decrease of $28.3 million mainly related to the C&I and construction loans portfolio. The provision for C&I loans in Puerto Rico decreased by $15.4 million because the Corporation experienced a slowdown in the growth rate of impaired C&I loans. Meanwhile, the provision for construction loans in Puerto Rico decreased by $9.4 million, as general reserves for non-classified construction loans increased at a slower rate, compared to the third quarter, driven by lower net charge-offs. In addition, the provision for consumer loans in Puerto Rico decreased by $4.7 million also driven by positive trends in loss rates.

With respect to the United States loan portfolio, the Corporation recorded a $55.5 million provision for the fourth quarter of 2009 compared to $32.3 million provision for the third quarter of 2009, an increase of $23.2 million mainly related to the construction loan portfolio. The increase was largely driven by a provision of $21.9 million charged against specific reserves of two construction projects. As of December 31, 2009, approximately 89%, or $265.1 million of the total exposure to construction loans in Florida was individually measured for impairment.

The provision recorded for the loan portfolio in the Virgin Islands amounted to $2.5 million in the fourth quarter, a decrease of $5.9 million compared to the third quarter mainly related to the construction loan portfolio.

The Corporation has consistently added to its reserves across the entire loan portfolio during a weak economic environment. Negative trends in charge-offs and the sustained deterioration of economic conditions have caused increases in reserve factors for criticized loans during 2009. As loans are assigned to higher risk categories, the calculated reserve increases accordingly, consistent with the Corporation’s reserving methodology.

The allowance for loans and lease losses increased to $528.1 million, or 3.79% of total loans receivable, as of December 31, 2009 from $471.5 million, or 3.43% of total loans receivable as of September 30, 2009. The allowance to non-performing loans ratio as of December 31, 2009 was 33.77%, compared to 30.64% as of September 30, 2009. The increase in the ratio is attributable in part to increases in reserve factors for classified loans and additional charges to specific reserves.

The following table sets forth information concerning the ratio of the allowance to non-performing loans as of December 31, 2009 and September 30, 2009 by loan category:

(Dollars in thousands)	Residential Mortgage Loans	Commercial Mortgage Loans	C&I Loans	Construction Loans	Consumer and Finance Leases	Total

As of December 31, 2009

Non-performing loans charged-off to realizable value	$320,224	$38,421	$19,244	$139,787	$-	$517,676
Other non-performing loans	121,418	158,114	222,072	494,542	50,041	1,046,187
Total non-performing loans	$441,642	$196,535	$241,316	$634,329	$50,041	$1,563,863

Allowance to non-performing loans	7.06%	32.55%	77.08%	25.87%	165.56%	33.77%
Allowance to non-performing loans, excluding non-performing loans charged-off to realizable value	25.67%	40.46%	83.76%	33.19%	165.56%	50.48%

As of September 30, 2009

Non-performing loans charged-off to realizable value	$291,520	$23,214	$22,045	$287,400	$-	$624,179
Other non-performing loans	148,200	173,494	218,379	322,465	52,104	914,642
Total non-performing loans	$439,720	$196,708	$240,424	$609,865	$52,104	$1,538,821

Allowance to non-performing loans	6.92%	23.79%	68.94%	23.75%	160.58%	30.64%
Allowance to non-performing loans, excluding non-performing loans charged-off to realizable value	20.54%	26.97%	75.90%	44.92%	160.58%	51.55%

The following table sets forth information concerning the composition of the Corporation’s allowance for loan and lease losses as of December 31, 2009 and September 30, 2009 by loan category and by whether the allowance and related provisions were calculated individually for impairment purposes or through a general valuation allowance.

(Dollars in thousands)	Residential Mortgage Loans	Commercial Mortgage Loans	C&I Loans	Construction Loans	Consumer and Finance Leases	Total

As of December 31, 2009

Impaired loans without specific reserves:
Principal balance of loans, net of charge-offs	$384,285	$62,920	$48,943	$100,028	$-	$596,176

Impaired loans with specific reserves:
Principal balance of loans, net of charge-offs	60,040	159,284	243,123	597,641	-	1,060,088
Allowance for loan and lease losses	2,616	30,945	62,491	86,093	-	182,145
Allowance for loan and lease losses to principal balance	4.36%	19.43%	25.70%	14.41%	0.00%	17.18%

Loans with general allowance:
Principal balance of loans	3,151,183	1,368,617	5,059,363	794,920	1,898,104	12,272,187
Allowance for loan and lease losses	28,548	33,030	123,513	78,035	82,849	345,975
Allowance for loan and lease losses to principal balance	0.91%	2.41%	2.44%	9.82%	4.36%	2.82%

Total portfolio, excluding loans held for sale:
Principal balance of loans	$3,595,508	$1,590,821	$5,351,429	$1,492,589	$1,898,104	$13,928,451
Allowance for loan and lease losses	31,164	63,975	186,004	164,128	82,849	528,120
Allowance for loan and lease losses to principal balance	0.87%	4.02%	3.48%	11.00%	4.36%	3.79%

As of September 30, 2009

Impaired loans without specific reserves:
Principal balance of loans, net of charge-offs	$330,917	$64,102	$51,087	$160,163	$-	$606,269

Impaired loans with specific reserves:
Principal balance of loans, net of charge-offs	63,271	123,034	231,739	501,268	-	919,312
Allowance for loan and lease losses	2,488	20,929	60,663	65,876	-	149,956
Allowance for loan and lease losses to principal balance	3.93%	17.01%	26.18%	13.14%	0.00%	16.31%

Loans with general allowance:
Principal balance of loans	3,199,965	1,355,798	4,784,746	909,020	1,955,161	12,204,690
Allowance for loan and lease losses	27,958	25,861	105,077	78,962	83,670	321,528
Allowance for loan and lease losses to principal balance	0.87%	1.91%	2.20%	8.69%	4.28%	2.63%

Total portfolio, excluding loans held for sale:
Principal balance of loans	$3,594,153	$1,542,934	$5,067,572	$1,570,451	$1,955,161	$13,730,271
Allowance for loan and lease losses	30,446	46,790	165,740	144,838	83,670	471,484
Allowance for loan and lease losses to principal balance	0.85%	3.03%	3.27%	9.22%	4.28%	3.43%

Net Charge-Offs

Total net charge-offs for the fourth quarter of 2009 were $80.6 million or 2.34% of average loans on an annualized basis, compared to $84.4 million or an annualized 2.53% of average loans for the third quarter of 2009.

Construction loans net charge-offs in the fourth quarter were $44.9 million, or an annualized 11.34%, down from $47.3 million, or an annualized 11.80% of related loans, in the third quarter of 2009. Condo-conversion and residential development projects in Florida continued to represent a significant portion of the losses. There were $29.1 million and $13.9 million in net charge-offs during the fourth quarter of 2009 related to condo-conversion and residential construction projects in Florida, respectively. The Corporation is engaged in continuous efforts to identify alternatives that enable borrowers to repay their loans while protecting the Corporation’s investments. Approximately $24.4 million of the charge-offs for the fourth quarter was recorded in connection with loans sold and loans restructured during the fourth quarter. Net charge-offs of $1.9 million were recorded in connection with the construction loan portfolio in Puerto Rico, mainly on a single residential housing project.

Commercial mortgage loans net charge-offs in the fourth quarter of 2009 were $5.2 million, or an annualized 1.35%, relatively unchanged from the third quarter of 2009. The charge-offs for the fourth quarter were spread over several loans across our geographic markets.

C&I loans net charge-offs in the fourth quarter of 2009 were $7.7 million, or an annualized 0.60%, up from $5.6 million, or an annualized 0.49% of related loans, in the 2009 third quarter. C&I loans net charge-offs in the fourth quarter of 2009 were distributed across several industries, principally in Puerto Rico, and the largest individual charge-off amounted to $2.5 million.

Residential mortgage net charge-offs were $7.5 million, or an annualized 0.84% of related average loans. This was down from $10.9 million, or an annualized 1.21% of related average balances in the third quarter of 2009. The lower loss level compared with the prior quarter was a result of positive trends in delinquency levels. Approximately $4.3 million in charge-offs for the fourth quarter ($1.8 million in Puerto Rico and $2.5 million in Florida) resulted from valuations, for impairment purposes, of residential mortgage loan portfolios considered homogeneous given high delinquency and loan-to-value levels, compared to $8.4 million recorded in the third quarter. Total residential mortgage loan portfolios evaluated for impairment purposes amounted to $320.2 million as of December 31, 2009 and have been charged-off to their net realizable value, representing approximately 73% of the total non-performing residential mortgage loan portfolio outstanding as of December 31, 2009. Net charge-offs for residential mortgage loans also includes $3.0 million related to loans foreclosed during the fourth quarter, up from $1.8 million recorded for loans foreclosed in the third quarter. Consistent with the Corporation’s assessment of the value of properties, current and future market conditions, management is executing strategies to accelerate the sale of the real estate acquired in satisfaction of debt (REO). The ratio of net charge-offs to average loans on the Corporation’s residential mortgage loan portfolio of 0.84% for the quarter ended December 31, 2009 is lower than the approximately 2.4% average charge-off rate for commercial banks in the U.S. mainland for the third quarter of 2009 as per statistical releases published by the Federal Reserve on its website.

Net charge-offs of consumer loans and finance leases in the fourth quarter of 2009 were $15.2 million compared to net charge-offs of $15.3 million for the third quarter of 2009. Net charge-offs for the fourth quarter were down on an absolute basis from net charge-offs for the third quarter. However, as a result of a 3% decline in average loans, annualized net charge-offs as a percent of related loans increased to 3.16% from 3.09% for the third quarter.

The following table presents annualized net charge-offs to average loans held-in-portfolio:

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2009	2009	2009	2009	2008

Residential mortgage	0.84%	1.21%	0.39%	0.82%	0.26%

Commercial mortgage	1.35%	1.35%	3.71%	0.13%	0.47%

Commercial and Industrial	0.60%	0.49%	1.12%	0.65%	0.31%

Construction	11.34%	11.80%	20.38%	2.21%	0.11%

Consumer and finance leases	3.16%	3.09%	3.12%	2.84%	3.54%

Total loans	2.34%	2.53%	3.85%	1.16%	0.87%

The following table presents net charge-offs (annualized) to average loans held-in-portfolio by geographic segment:

	Quarter Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2009	2009	2008	2009	2008
PUERTO RICO:

Residential mortgage	0.62%	0.66%	0.24%	0.64%	0.20%

Commercial mortgage	0.80%	1.15%	0.58%	0.82%	0.37%

Commercial and Industrial	0.63%	0.54%	0.31%	0.72%	0.32%

Construction	0.76%	7.23%	0.13%	4.88%	0.19%

Consumer and finance leases	3.05%	2.97%	3.32%	2.93%	3.10%

Total loans	1.03%	1.64%	0.87%	1.44%	0.82%

VIRGIN ISLANDS:

Residential mortgage (1)	0.00%	0.10%	-0.01%	0.08%	0.02%

Commercial mortgage	0.00%	0.00%	0.00%	2.79%	0.00%

Commercial and Industrial (2)	0.06%	-0.69%	0.03%	0.59%	6.73%

Construction	0.00%	0.00%	0.00%	0.00%	0.00%

Consumer and finance leases	3.44%	3.79%	4.47%	3.50%	3.54%

Total loans	0.33%	0.33%	0.60%	0.73%	1.48%

FLORIDA:

Residential mortgage	3.42%	6.26%	0.66%	2.84%	0.30%

Commercial mortgage	2.58%	1.92%	0.33%	3.02%	0.09%

Commercial and Industrial	0.53%	0.00%	16.21%	1.87%	6.58%

Construction	44.34%	27.23%	0.10%	29.93%	1.08%

Consumer and finance leases	7.39%	6.77%	10.66%	7.33%	5.88%

Total loans	14.92%	10.93%	1.06%	11.70%	0.86%

1- For the fourth quarter of 2008, recoveries in residential mortgage loans in the Virgin Islands exceeded charge-offs.
2- For the third quarter of 2009 recoveries in commercial and industrial loans in the Virgin Islands exceeded charge-offs.

Given the present economic outlook in the Corporation’s principal markets and in spite of actions taken, the Corporation may experience further deterioration in its portfolios, which may result in higher credit losses and additions to reserve balances.

Financial Condition and Operating Data

Total assets decreased to approximately $19.6 billion as of December 31, 2009, down $452.7 million from approximately $20.1 billion as of September 30, 2009. The decrease in total assets is primarily related to a decrease of $636.7 million in investment securities, partially offset by an increase of $193.1 million in gross loans. The Corporation’s net decrease in investment securities is mainly related to the sale of approximately $460 million in U.S. agency MBS during the fourth quarter of 2009 and principal repayments of MBS. Refer to the Non-interest income discussion above for additional information about sales of investment securities. The increase in gross loans was largely attributable to $456.1 million in credit facilities extended to the Puerto Rico Government and $17.2 million extended to the Government of the US Virgin Islands. Loan originations extended to the Puerto Rico Government during the fourth quarter of 2009 were $236.7 million lower than those extended in the third quarter and drive the reduction in total loan originations from $1.4 billion for the third quarter of 2009 to $1.2 billion for the fourth quarter.

As of December 31, 2009, liabilities totaled $18.0 billion, a decrease of approximately $353.0 million, as compared to $18.3 billion as of September 30, 2009. The decrease in total liabilities is mainly attributable to a decrease of $705.5 million in repurchase agreements, mainly short-term repurchase agreements, as well as a $222.0 decrease on FHLB advances. This was partially offset by an increase of $370.3 million in total deposits and a $200 million increase in short-term FED advances. Total deposits, excluding brokered CDs, increased by $302.9 million, reflecting an increase in certificates of deposit accounts of $191.2 million, primarily related to corporate customers. Also, a $111.8 million increase in non-time deposit accounts, primarily money market and demand deposit balances from the Florida operations, was among the drivers of the increase.

The Corporation’s stockholders’ equity amounted to $1.6 billion as of December 30, 2009, a decrease of $99.8 million compared to the balance as of September 30, 2009, driven by the net loss of $53.2 million for the quarter, as well as a decrease in the accumulated other comprehensive income of $46.6 million related to the aforementioned sale of investments and changes in the fair value of investment securities. As previously reported, the Corporation decided to suspend the payment of common and preferred dividends, effective with the preferred dividend for the month of August 2009.

The Corporation is well-capitalized, having approximately $501 million and $890 million of total capital and Tier 1 capital as of December 31, 2009, respectively, in excess of minimum well-capitalized requirements of 10% and 6%, respectively. As of December 31, 2009, the total regulatory capital ratio was an estimated 13.5% and the Tier 1 capital ratio was an estimated 12.2%. A key priority for the Corporation is to maintain a sound capital position to absorb any potential future credit losses due to the distressed economic environment and to provide for business expansion opportunities.

The Corporation’s tangible common equity ratio was 3.20% as of December 31, 2009, compared to 3.62% as of September 30, 2009, and the Tier 1 common equity to risk-weighted assets ratio as of December 31, 2009 was 4.16% compared to 4.51% as of September 30, 2009. (See Basis of Presentation below for a discussion of these non-GAAP measures.) The following table is a reconciliation of the Corporation’s tangible common equity and tangible assets for the periods ended December 31, 2009, September 30, 2009 and December 31, 2008, respectively:

(Dollars in thousands)	As of
	December 31,	September 30,	December 31,
	2009	2009	2008
Tangible Equity:
Total equity - GAAP	$1,599,063	$1,698,843	$1,548,117
Preferred equity	(928,508)	(927,374)	(550,100)
Goodwill	(28,098)	(28,098)	(28,098)
Core deposit intangible	(16,600)	(17,297)	(23,985)

Tangible common equity	$625,857	$726,074	$945,934

Tangible Assets:
Total assets - GAAP	$19,628,448	$20,081,185	$19,491,268
Goodwill	(28,098)	(28,098)	(28,098)
Core deposit intangible	(16,600)	(17,297)	(23,985)

Tangible assets	$19,583,750	$20,035,790	$19,439,185

Common shares outstanding	92,542	92,542	92,546

Tangible common equity ratio	3.20%	3.62%	4.87%
Tangible book value per common share	$6.76	$7.85	$10.22

The following table reconciles stockholders’ equity (GAAP) to Tier 1 common equity:

(Dollars in thousands)	As of
	December 31,	September 30,	December 31,
	2009	2009	2008

Tier 1 Common Equity:
Total equity - GAAP	$1,599,063	$1,698,843	$1,548,117
Qualifying preferred stock	(928,508)	(927,374)	(550,100)
Unrealized (gain) loss on available-for-sale securities (1)	(26,617)	(73,095)	(57,389)
Disallowed deferred tax asset (2)	(1,745)	(1,721)	(69,810)
Goodwill	(28,098)	(28,098)	(28,098)
Core deposit intangible	(16,600)	(17,297)	(23,985)
Cumulative change gain in fair value of liabilities accounted for under a fair value option	(1,535)	(1,647)	(3,473)
Other disallowed assets	(24)	(514)	(508)
Tier 1 common equity	$595,936	$649,097	$814,754

Total risk-weighted assets	$14,315,903	$14,394,968	$13,762,378

Tier 1 common equity to risk-weighted assets ratio	4.16%	4.51%	5.92%

1- Tier 1 capital excludes net unrealized gains (losses) on available-for-sale debt securities and net unrealized gains on available-for-sale equity securities with readily determinable fair values, in accordance with regulatory risk-based capital guidelines. In arriving at Tier 1 capital, institutions are required to deduct net unrealized losses on available-for-sale equity securities with readily determinable fair values, net of tax.

2- Approximately $111 million of the Corporation's deferred tax assets at December 31, 2009 (September 30, 2009 - $112 million; December 31, 2008 - $58 million) were included without limitation in regulatory capital pursuant to the risk-based capital guidelines, while approximately $2 million of such assets at December 31, 2009 (September 30, 2009 - $2 million; December 31, 2008 - $70 million) exceeded the limitation imposed by these guidelines and, as "disallowed deferred tax assets," were deducted in arriving at Tier 1 capital. According to regulatory capital guidelines, the deferred tax assets that are dependent upon future taxable income are limited for inclusion in Tier 1 capital to the lesser of: (i) the amount of such deferred tax asset that the entity expects to realize within one year of the calendar quarter end-date, based on its projected future taxable income for that year or (ii) 10% of the amount of the entity's Tier 1 capital. Approximately $4 million of the Corporation's other net deferred tax liability at December 31, 2009 (September 30, 2009 - $6 million; December 31, 2008 - $0) represented primarily the deferred tax effects of unrealized gains and losses on available-for-sale debt securities, which are permitted to be excluded prior to deriving the amount of net deferred tax assets subject to limitation under the guidelines.

Liquidity

The Corporation continued managing its liquidity in a proactive manner, and maintains an adequate position. Multiple measures are utilized to monitor the Corporation’s liquidity position, including basic surplus and volatile liabilities measures. Among the actions taken in recent months to bolster the liquidity position and to safeguard the Corporation’s access to credit was the posting of additional collateral to the FHLB, thereby increasing borrowing capacity. The Corporation has also maintained the basic surplus (cash, short-term assets minus short-term liabilities, and secured lines of credit) well in excess of the self-imposed minimum limit of 5% of total assets. As of December 31, 2009, the estimated basic surplus ratio of approximately 8.6% included un-pledged investment securities, FHLB lines of credit, and cash. At the end of the quarter, the Corporation had $378 million available for additional credit on FHLB lines of credit. Unpledged liquid securities as of December 31, 2009 mainly consisted of fixed-rate MBS and U.S. agency debentures totaling approximately $646.9 million. The Corporation does not rely on uncommitted inter-bank lines of credit (federal funds lines) to fund its operations and does not include them in the basic surplus computation.

Basis of Presentation

Use of Non-GAAP Financial Measures

This press release contains GAAP financial measures and non-GAAP financial measures. Non-GAAP financial measures are set forth when management believes they will be helpful to an understanding of the Corporation’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in the text or in the attached tables of this earnings release.

Pre-Tax, Pre-Provision Earnings

One non-GAAP performance metric that management believes is useful in analyzing underlying performance trends, particularly in times of economic stress, is pre-tax, pre-provision earnings. Pre-tax, pre-provision earnings, as defined by management, represents net (loss) income excluding income tax (benefit) expense, the provision for loan and lease losses, gains on sale and OTTI of investment securities, as well as certain items identified as unusual, non-recurring or non-operating.

From time to time, revenue and expenses are impacted by items judged by management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that management believes them to be non-recurring. These items result from factors originating outside the Corporation such as regulatory actions/assessments, and may result from unusual management decisions, such as the impairment of intangibles.

Management believes the disclosure of items identified as unusual, non-recurring or non-operating in current and prior period results aids analysts/investors in better understanding corporate performance and trends so that they can evaluate the impact of these items on their expectations of the Corporation’s performance, and in their estimates of the Corporation’s future performance.

Items identified as unusual, non-recurring or non-operating for any particular period are not intended to be a complete list of items that have materially impacted current or may impact materially future period performance.

Net Interest Income, Excluding Valuations and on a Tax-Equivalent Basis

Net interest income, interest rate spread and net interest margin are reported on a tax equivalent basis and excluding the unrealized changes in the fair value of derivative instruments and financial liabilities elected to be measured at fair value. The presentation of net interest income excluding valuations provides additional information about the Corporation’s net interest income and facilitates comparability and analysis. The changes in the fair value of derivative instruments and unrealized gains and losses on liabilities measured at fair value have no effect on interest due or interest earned on interest-bearing liabilities or interest-earning assets, respectively. The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a marginal income tax rate. Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. Management believes that it is a standard practice in the banking industry to present net interest income, interest rate spread and net interest margin on a fully tax equivalent basis. This adjustment puts all earning assets, most notably tax-exempt securities and certain loans, on a common basis that facilitates comparison of results to results of peers.

Tangible Common Equity Ratio and Tangible Book Value per Common Share

The tangible common equity ratio and tangible book value per common share are non-GAAP measures generally used by financial analysts and investment bankers to evaluate capital adequacy. Tangible common equity is total equity less preferred equity, goodwill and core deposit intangibles. Tangible assets are total assets less goodwill and core deposit intangibles. Management and many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase accounting method of accounting for mergers and acquisitions. Neither tangible common equity nor tangible assets or related measures should be considered in isolation or as a substitute for stockholders’ equity, total assets or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets and any other related measures may differ from that of other companies reporting measures with similar names.

Tier 1 Common Equity to Risk-Weighted Assets Ratio

The Tier 1 common equity to risk-weighted assets ratio is calculated by dividing (a) tier 1 capital less non-common elements including qualifying perpetual preferred stock and qualifying trust preferred securities, by (b) risk-weighted assets, which assets are calculated in accordance with applicable bank regulatory requirements. The Tier 1 common equity ratio is not required by GAAP or on a recurring basis by applicable bank regulatory requirements. However, this ratio was used by the Federal Reserve in connection with its stress test administered to the 19 largest U.S. bank holding companies under the Supervisory Capital Assessment Program (SCAP), the results of which were announced on May 7, 2009. Management is currently monitoring this ratio, along with the other ratios discussed above, in evaluating the Corporation’s capital levels and believes that, at this time, the ratio may be of interest to investors.

FIRST BANCORP
Condensed Consolidated Statements of (Loss) Income

	Quarter Ended			Year ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(In thousands, except per share information)	2009	2009	2008	2009	2008

Net interest income:
Interest income	$243,449	$242,022	$282,910	$996,574	$1,126,897
Interest expense	106,152	112,889	158,714	477,532	599,016
Net interest income	137,297	129,133	124,196	519,042	527,881
Provision for loan and lease losses	137,187	148,090	48,513	579,858	190,948
Net interest income (loss) after provision for loan and lease losses	110	(18,957)	75,683	(60,816)	336,933

Non-interest income:
Other service charges on loans	1,982	1,796	1,966	6,830	6,309
Service charges on deposit accounts	3,357	3,458	3,170	13,307	12,895
Mortgage banking activities	2,426	3,000	919	8,605	3,273
Net gain on sale of investments	24,387	34,065	6,243	85,146	21,193
Rental income	100	390	541	1,346	2,246
Other non-interest income	6,555	7,280	6,551	27,030	28,727
Total non-interest income	38,807	49,989	19,390	142,264	74,643

Non-interest expenses:
Employees' compensation and benefits	29,617	34,403	34,904	132,734	141,853
Occupancy and equipment	14,822	15,291	15,651	62,335	61,818
Business promotion	4,327	2,879	4,415	14,158	17,565
Professional fees	4,883	3,806	3,107	15,217	15,809
Taxes, other than income taxes	3,936	3,893	4,733	15,847	16,989
Insurance and supervisory fees	15,114	7,197	3,848	45,605	15,990
Net loss on real estate owned (REO) operations	4,847	5,015	9,319	21,863	21,373
Other non-interest expenses	11,262	10,293	11,068	44,342	41,974
Total non-interest expenses	88,808	82,777	87,045	352,101	333,371

(Loss) income before income taxes	(49,891)	(51,745)	8,028	(270,653)	78,205
Income tax (expense) benefit	(3,311)	(113,473)	10,780	(4,534)	31,732

Net (loss) income	$(53,202)	$(165,218)	$18,808	$(275,187)	$109,937

Net (loss) income attributable to common stockholders	$(59,334)	$(174,689)	$8,739	$(322,075)	$69,661

Net (loss) income per common share:

Basic	$(0.64)	$(1.89)	$0.09	$(3.48)	$0.75
Diluted	$(0.64)	$(1.89)	$0.09	$(3.48)	$0.75

FIRST BANCORP
Condensed Consolidated Statements of Financial Condition

	As of
	December 31,	September 30,	December 31,
(In thousands, except for share information)	2009	2009	2008
ASSETS

Cash and due from banks	$679,798	$124,131	$329,730

Money market investments:
Federal funds sold	1,140	71,264	54,469
Time deposits with other financial institutions	600	600	600
Other short-term investments	22,546	20,127	20,934
Total money market investments	24,286	91,991	76,003

Investment securities available for sale, at fair value	4,170,782	4,754,989	3,862,342

Investment securities held to maturity, at amortized cost	601,619	645,100	1,706,664

Other equity securities	69,930	78,930	64,145

Total investment securities	4,842,331	5,479,019	5,633,151

Loans, net of allowance for loan and lease losses of $528,120 (September 2009 - $471,484; December 31, 2008 - $281,526)	13,400,331	13,258,788	12,796,363
Loans held for sale, at lower of cost or market	20,775	25,896	10,403
Total loans, net	13,421,106	13,284,684	12,806,766

Premises and equipment, net	197,965	195,371	178,468
Other real estate owned	69,304	67,493	37,246
Accrued interest receivable on loans and investments	79,867	77,532	98,565
Due from customers on acceptances	954	622	504
Accounts receivable from investment sales	-	464,910	-
Other assets	312,837	295,432	330,835
Total assets	$19,628,448	$20,081,185	$19,491,268

LIABILITIES

Deposits:
Non-interest-bearing deposits	$697,022	$695,928	$625,928
Interest - bearing deposits	11,972,025	11,602,862	12,431,502
Total deposits	12,669,047	12,298,790	13,057,430

Advances from the Federal Reserve	900,000	700,000	-
Securities sold under agreements to repurchase	3,076,631	3,782,134	3,421,042
Advances from the Federal Home Loan Bank (FHLB)	978,440	1,200,440	1,060,440
Notes payable	27,117	26,531	23,274
Other borrowings	231,959	231,959	231,914
Bank acceptances outstanding	954	622	504
Accounts payable and other liabilities	145,237	141,866	148,547
Total liabilities	18,029,385	18,382,342	17,943,151

STOCKHOLDERS' EQUITY

Preferred stock, authorized 50,000,000 shares: issued and outstanding 22,404,000 shares (2008 -22,004,000) at an aggregate liquidation value of $950,100 (2008 - $550,100)	928,508	927,374	550,100

Common stock, $1 par value, authorized 250,000,000 shares; issued 102,440,522 (2008 - 102,444,549)	102,440	102,440	102,444
Less: Treasury stock (at cost)	(9,898)	(9,898)	(9,898)
Common stock outstanding, 92,542,722 shares outstanding (2008 - 92,546,749)	92,542	92,542	92,546
Additional paid-in capital	134,223	134,201	108,299
Legal surplus	299,006	299,006	299,006
Retained earnings	118,291	172,625	440,777
Accumulated other comprehensive income	26,493	73,095	57,389
Total stockholders' equity	1,599,063	1,698,843	1,548,117
Total liabilities and stockholders' equity	$19,628,448	$20,081,185	$19,491,268

About First BanCorp

First BanCorp is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the Virgin Islands and Florida, and of FirstBank Insurance Agency. First BanCorp and FirstBank Puerto Rico all operate within U.S. banking laws and regulations. The Corporation operates a total of 186 branches, stand-alone offices and in-branch service centers throughout Puerto Rico, the U.S. and British Virgin Islands, and Florida. Among the subsidiaries of FirstBank Puerto Rico are First Federal Finance Corp., a small loan company; First Leasing and Rental Corp., a leasing company; FirstBank Puerto Rico Securities, a broker-dealer subsidiary; First Management of Puerto Rico; and FirstMortgage, Inc., a mortgage origination company. In the U.S. Virgin Islands, FirstBank operates First Insurance VI, an insurance agency, and First Express, a small loan company. First BanCorp’s common and publicly-held preferred shares trade on the New York Stock Exchange under the symbols FBP, FBPPrA, FBPPrB, FBPPrC, FBPPrD and FBPPrE. Additional information about First BanCorp may be found at www.firstbankpr.com.

Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic performance. The words or phrases “expect,” “anticipate,” “look forward,” “should,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbor created by such section. The Corporation wishes to caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and to advise readers that various factors, including, but not limited to, the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and its impact on the credit quality of the Corporation’s loans and other assets, including the Corporation’s construction and commercial real estate loan portfolios, which have contributed and may continue to contribute to the increase in the levels of non-performing assets, charge-offs and the provision expense; adverse changes in general economic conditions in the United States and Puerto Rico, including the interest rate scenario, market liquidity, housing absorption rates and real estate prices, and disruptions in the U.S. capital markets, which may reduce interest margins, impact funding sources and affect demand for all of the Corporation’s products and services and the value of the Corporation’s assets, including the value of derivative instruments used for protection from interest rate fluctuations; an adverse change in the Corporation’s ability to attract new clients and retain existing ones; a decrease in demand for the Corporation’s products and services and lower revenues and earnings because of the continued recession in Puerto Rico and the current fiscal problems and budget deficit of the Puerto Rico government; uncertainty about the legislative and other measures adopted by the Puerto Rico government in response to its fiscal deficit situation and the impact of such measures on several sectors of the Puerto Rico economy; uncertainty about the effectiveness of the various actions undertaken to stimulate the United States economy and stabilize the United States financial markets, and the impact such actions may have on the Corporation's business, financial condition and results of operations; changes in the fiscal and monetary policies and regulations of the federal government, including those determined by the Federal Reserve System, the Federal Deposit Insurance Corporation, government-sponsored housing agencies and local regulators agencies in Puerto Rico and the U.S. and British Virgin Islands; risks of not being able to generate sufficient income to realize the benefit of the deferred tax asset; risks of not being able to recover the assets pledged to Lehman Brothers Special Financing, Inc.; risks associated with the soundness of other financial institutions; changes in the Corporation’s expenses associated with acquisitions and dispositions; developments in technology; the impact of Doral Financial Corporation’s financial condition on the repayment of its outstanding secured loans to the Corporation; the Corporation’s ability to issue brokered certificates of deposit and fund operations; risks associated with downgrades in the credit ratings of the Corporation’s securities; general competitive factors and industry consolidation; risks associated with regulatory and legislative changes for financial services companies in Puerto Rico, the United States, and the U.S. and British Virgin Islands, which could affect the Corporation’s financial performance and could cause the Corporation’s actual results for future periods to differ materially from those anticipated or projected; and the risk that the FDIC may further increase the deposit insurance premium and/or require special assessments to replenish its insurance fund, causing an increase in our non-interest expenses. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements.

EXHIBIT A Table 1 – Selected Financial Data

(In thousands, except for per share and financial ratios)	Quarter Ended			Year ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2009	2009	2008	2009	2008
Condensed Income Statements:
Total interest income	$243,449	$242,022	$282,910	$996,574	$1,126,897
Total interest expense	106,152	112,889	158,714	477,532	599,016
Net interest income	137,297	129,133	124,196	519,042	527,881
Provision for loan and lease losses	137,187	148,090	48,513	579,858	190,948
Non-interest income	38,807	49,989	19,390	142,264	74,643
Non-interest expenses	88,808	82,777	87,045	352,101	333,371
(Loss) income before income taxes	(49,891)	(51,745)	8,028	(270,653)	78,205
Income tax (expense) benefit	(3,311)	(113,473)	10,780	(4,534)	31,732
Net (loss) income	(53,202)	(165,218)	18,808	(275,187)	109,937
Net (loss) income attributable to common stockholders	(59,334)	(174,689)	8,739	(322,075)	69,661

Per Common Share Results:
Net (loss) income per share basic	$(0.64)	$(1.89)	$0.09	$(3.48)	$0.75
Net (loss) income per share diluted	$(0.64)	$(1.89)	$0.09	$(3.48)	$0.75
Cash dividends declared	$-	$-	$0.07	$0.14	$0.28
Average shares outstanding	92,514	92,511	92,511	92,511	92,508
Average shares outstanding diluted	92,514	92,511	92,706	92,511	92,644
Book value per common share	$7.25	$8.34	$10.78	$7.25	$10.78
Tangible book value per common share (1)	$6.76	$7.85	$10.22	$6.76	$10.22

Selected Financial Ratios (In Percent):

Profitability:
Return on Average Assets	(1.08)	(3.27)	0.39	(1.39)	0.59
Interest Rate Spread (2)	2.75	2.66	2.71	2.62	2.83
Net Interest Margin (2)	3.03	2.95	3.06	2.93	3.20
Return on Average Total Equity	(12.48)	(35.47)	5.19	(14.84)	7.67
Return on Average Common Equity	(30.54)	(74.62)	3.88	(34.07)	7.89
Average Total Equity to Average Total Assets	8.67	9.22	7.54	9.36	7.74
Tangible common equity ratio (1)	3.20	3.62	4.87	3.20	4.87
Dividend payout ratio	-	-	74.13	(4.03)	37.19
Efficiency ratio (3)	50.43	46.21	60.62	53.24	55.33

Asset Quality:
Allowance for loan and lease losses to loans receivable	3.79	3.43	2.15	3.79	2.15
Net charge-offs (annualized) to average loans	2.34	2.53	0.87	2.48	0.87
Provision for loan and lease losses to net charge-offs	170.31	175.56	172.29	173.99	176.28
Non-performing assets to total assets	8.71	8.39	3.27	8.71	3.27
Non-performing loans to total loans receivable	11.23	11.21	4.49	11.23	4.49
Allowance to total non-performing loans	33.77	30.64	47.95	33.77	47.95
Allowance to total non-performing loans excluding residential
real estate loans	47.06	42.90	90.16	47.06	90.16

Other Information:
Common Stock Price: End of period	$2.30	$3.05	$11.14	$2.30	$11.14

1- Non-GAAP measure. See page 18 for GAAP to Non-GAAP reconciliations.
2- On a tax-equivalent basis. See page 2 for GAAP to Non-GAAP reconciliations and refer to discussions in Tables 2 and 3 below.
3- Non-interest expenses to the sum of net interest income and non-interest income. The denominator includes non-recurring income and changes in the fair value of derivative instruments and financial liabilities measured at fair value.

Table 2 – Quarterly Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax Equivalent Basis)

(Dollars in thousands)
	Average volume			Interest income (1) / expense			Average rate (1)
	December 31,	September 30,	December 31,	December 31,	September 30,	December 31,	December 31,	September 30,	December 31,
Quarter ended	2009	2009	2008	2009	2009	2008	2009	2009	2008

Interest-earning assets:
Money market & other short-term investments	$268,295	$161,491	$164,827	$184	$185	$309	0.27%	0.45%	0.75%
Government obligations (2)	1,316,211	1,382,167	1,015,554	9,109	9,709	17,610	2.75%	2.79%	6.90%
Mortgage-backed securities	3,843,609	4,595,678	4,671,053	51,971	63,588	73,911	5.36%	5.49%	6.29%
Corporate bonds	2,000	2,000	6,103	30	29	145	5.95%	5.75%	9.45%
FHLB stock	73,435	76,843	62,358	896	1,038	481	4.84%	5.36%	3.07%
Equity securities	1,977	1,977	2,996	72	18	18	14.45%	3.61%	2.39%
Total investments (3)	5,505,527	6,220,156	5,922,891	62,262	74,567	92,474	4.49%	4.76%	6.21%
Residential mortgage loans	3,568,367	3,602,562	3,476,924	54,200	53,617	55,269	6.03%	5.90%	6.32%
Construction loans	1,584,282	1,604,565	1,503,968	13,262	12,402	17,762	3.32%	3.07%	4.70%
C&I and commercial mortgage loans	6,698,689	6,137,781	5,811,459	70,610	62,379	81,866	4.18%	4.03%	5.60%
Finance leases	324,591	335,636	369,649	6,609	6,775	7,724	8.08%	8.01%	8.31%
Consumer loans	1,601,999	1,640,556	1,768,946	46,053	46,692	50,904	11.41%	11.29%	11.45%
Total loans (4) (5)	13,777,928	13,321,100	12,930,946	190,734	181,865	213,525	5.49%	5.42%	6.57%
Total interest-earning assets	$19,283,455	$19,541,256	$18,853,837	$252,996	$256,432	$305,999	5.21%	5.21%	6.46%

Interest-bearing liabilities:
Brokered CDs	$7,398,276	$7,292,913	$8,459,932	$47,081	$51,305	$86,316	2.52%	2.79%	4.06%
Other interest-bearing deposits	4,172,437	3,995,123	3,783,107	20,471	20,860	26,941	1.95%	2.07%	2.83%
Loans payable	849,853	652,391	543	908	463	3	0.42%	0.28%	2.25%
Other borrowed funds	3,588,300	4,171,348	3,761,002	29,227	30,545	38,575	3.23%	2.91%	4.08%
FHLB advances	1,103,690	1,196,657	1,052,193	8,218	8,127	9,001	2.95%	2.69%	3.40%
Total interest-bearing liabilities (6)	$17,112,556	$17,308,432	$17,056,777	$105,905	$111,300	$160,836	2.46%	2.55%	3.75%
Net interest income				$147,091	$145,132	$145,163
Interest rate spread							2.75%	2.66%	2.71%
Net interest margin							3.03%	2.95%	3.06%

1- On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less Puerto Rico statutory tax rate as adjusted for changes to enacted tax rates (40.95% for the Corporation's subsidiaries other than IBEs in 2009, 35.95% for the Corporation's IBEs in 2009 and 39% for all subsidiaries in 2008) and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments and unrealized gains or losses on liabilities measured at fair value are excluded from interest income and interest expense because the changes in valuation do not affect interest paid or received.

2- Government obligations include debt issued by government sponsored agencies.

3- Unrealized gains and losses in available-for-sale securities are excluded from the average volumes.

4- Average loan balances include the average of non-performing loans.

5- Interest income on loans includes $2.8 million, $2.8 million and $2.3 million for the fourth quarter of 2009, third quarter of 2009 and fourth quarter of 2008, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

6- Unrealized gains and losses on liabilities measured at fair value are excluded from the average volumes.

Table 3 – Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax Equivalent Basis)

(Dollars in thousands)
	Average Volume		Interest income (1) / expense		Average rate (1)
For the Year Ended December 31,	2009	2008	2009	2008	2009	2008

Interest-earning assets:
Money market & other short-term investments	$182,205	$286,502	$577	$6,355	0.32%	2.22%
Government obligations (2)	1,345,591	1,402,738	54,323	93,539	4.04%	6.67%
Mortgage-backed securities	4,254,044	3,924,990	238,992	244,150	5.62%	6.22%
Corporate bonds	4,769	6,144	294	570	6.16%	9.28%
FHLB stock	76,982	65,081	3,082	3,710	4.00%	5.70%
Equity securities	2,071	3,762	126	47	6.08%	1.25%
Total investments (3)	5,865,662	5,689,217	297,394	348,371	5.07%	6.12%
Residential mortgage loans	3,523,576	3,351,236	213,583	215,984	6.06%	6.44%
Construction loans	1,590,309	1,485,126	52,908	82,513	3.33%	5.56%
C&I and commercial mortgage loans	6,343,635	5,473,716	263,935	314,931	4.16%	5.75%
Finance leases	341,943	373,999	28,077	31,962	8.21%	8.55%
Consumer loans	1,661,099	1,709,512	188,775	197,581	11.36%	11.56%
Total loans (4) (5)	13,460,562	12,393,589	747,278	842,971	5.55%	6.80%
Total interest-earning assets	$19,326,224	$18,082,806	$1,044,672	$1,191,342	5.41%	6.59%

Interest-bearing liabilities:
Brokered CDs	$7,300,696	$7,671,094	$227,896	$318,199	3.12%	4.15%
Other interest-bearing deposits	4,087,262	3,611,259	89,966	105,296	2.20%	2.92%
Loans payable	643,618	10,792	2,331	243	0.36%	2.25%
Other borrowed funds	3,745,980	3,864,189	124,340	148,753	3.32%	3.85%
FHLB advances	1,322,136	1,120,782	32,954	39,739	2.49%	3.55%
Total interest-bearing liabilities (6)	$17,099,692	$16,278,116	$477,487	$612,230	2.79%	3.76%
Net interest income			$567,185	$579,112
Interest rate spread					2.62%	2.83%
Net interest margin					2.93%	3.20%

1- On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less Puerto Rico statutory tax rate as adjusted for changes to enacted tax rates (40.95% for the Corporation's subsidiaries other than IBEs in 2009, 35.95% for the Corporation's IBEs in 2009 and 39% for all subsidiaries in 2008) and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments and unrealized gains or losses on liabilities measured at fair value are excluded from interest income and interest expense because the changes in valuation do not affect interest paid or received.

2- Government obligations include debt issued by government sponsored agencies.

3- Unrealized gains and losses in available-for-sale securities are excluded from the average volumes.

4- Average loan balances include the average of non-performing loans.

5- Interest income on loans includes $11.2 million and $10.2 million for the year ended December 31, 2009 and 2008, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

6- Unrealized gains and losses on liabilities measured at fair value are excluded from the average volumes.

Table 4 – Non-Interest Income

	Quarter Ended			Year ended
	December 31,	September 30,	December 31,	December 31,
(In thousands)	2009	2009	2008	2009	2008

Other service charges on loans	$1,982	$1,796	$1,966	$6,830	$6,309
Service charges on deposit accounts	3,357	3,458	3,170	13,307	12,895
Mortgage banking activities	2,426	3,000	919	8,605	3,273
Rental income	100	390	541	1,346	2,246
Insurance income	1,753	2,316	2,247	8,668	10,157
Other operating income	4,802	4,964	4,304	18,362	18,570

Non-interest income before net gain on investments	14,420	15,924	13,147	57,118	53,450

Gain on VISA shares and related proceeds	-	3,784	-	3,784	9,474
Net gain on sale of investments	24,387	30,490	11,045	83,020	17,706
OTTI on equity securities	-	-	(4,802)	(388)	(5,987)
OTTI on debt securities	-	(209)	-	(1,270)	-
Net gain on investments	24,387	34,065	6,243	85,146	21,193

	$38,807	$49,989	$19,390	$142,264	$74,643

Table 5 – Non-Interest Expenses

	Quarter Ended			Year ended
	December 31,	September 30,	December 31,	December 31,
(In thousands)	2009	2009	2008	2009	2008

Employees' compensation and benefits	$29,617	$34,403	$34,904	$132,734	$141,853
Occupancy and equipment	14,822	15,291	15,651	62,335	61,818
Deposit insurance premium	13,923	6,884	2,453	40,582	10,111
Other taxes, insurance and supervisory fees	5,127	4,206	6,128	20,870	22,868
Professional fees - recurring	3,628	3,391	2,492	12,980	12,572
Professional fees - non-recurring	1,255	415	615	2,237	3,237
Servicing and processing fees	2,832	2,784	2,264	10,174	9,918
Business promotion	4,327	2,879	4,415	14,158	17,565
Communications	2,055	2,083	2,160	8,283	8,856
Net loss on REO operations	4,847	5,015	9,319	21,863	21,373
Other (1)	6,375	5,426	6,644	25,885	23,200
Total	$88,808	$82,777	$87,045	$352,101	$333,371

1- Includes core deposit intangible impairment charge of $4.0 million for the year ended December 31, 2009.

Table 6 – Selected Balance Sheet Data

(In thousands)	As of
	December 31,	September 30,	December 31,
	2009	2009	2008
Balance Sheet Data:
Loans and loans held for sale	$13,949,226	$13,756,168	$13,088,292
Allowance for loan and lease losses	528,120	471,484	281,526
Money market and investment securities	4,866,617	5,571,010	5,709,154
Intangible assets	44,698	45,395	52,083
Deferred tax asset, net	109,197	107,955	128,039
Total assets	19,628,448	20,081,185	19,491,268
Deposits	12,669,047	12,298,790	13,057,430
Borrowings	5,214,147	5,941,064	4,736,670
Total preferred equity	928,508	927,374	550,100
Total common equity	644,062	698,374	940,628
Accumulated other comprehensive income, net of tax	26,493	73,095	57,389
Total equity	1,599,063	1,698,843	1,548,117

Table 7 – Loan Portfolio Composition of the loan portfolio including loans held for sale at period end.

(In thousands)	As of
	December 31,	September 30,	December 31,
	2009	2009	2008

Residential mortgage loans	$3,616,283	$3,620,050	$3,491,728

Commercial loans:
Construction loans	1,492,589	1,570,451	1,526,995
Commercial mortgage loans	1,590,821	1,542,934	1,535,758
Commercial and Industrial loans (1)	5,029,907	4,738,080	3,857,728
Loans to a local financial institution collateralized by real estate mortgages	321,522	329,492	567,720
Commercial loans	8,434,839	8,180,957	7,488,201

Finance leases	318,504	329,418	363,883

Consumer loans	1,579,600	1,625,743	1,744,480
Total loans	$13,949,226	$13,756,168	$13,088,292

1 - As of December 31, 2009, includes $1.2 billion of commercial loans that are secured by real estate but are not dependent upon the real estate for repayment.

Table 8 – Loan Portfolio by Geography

(In thousands)	As of December 31, 2009
	Puerto Rico	Virgin Islands	Florida	Consolidated

Residential mortgage loans	$2,790,829	$450,649	$374,805	$3,616,283

Commercial loans:
Construction loans (1)	998,235	194,813	299,541	1,492,589
Commercial mortgage loans	983,125	73,114	534,582	1,590,821
Commercial and Industrial loans	4,756,297	241,497	32,113	5,029,907
Loans to a local financial institution collateralized by real estate mortgages	321,522	-	-	321,522
Commercial loans	7,059,179	509,424	866,236	8,434,839

Finance leases	318,504	-	-	318,504

Consumer loans	1,446,354	98,418	34,828	1,579,600
Total loans	$11,614,866	$1,058,491	$1,275,869	$13,949,226

1 - Construction loans of Florida operations include approximately $70.4 million of condo-conversion loans.

Table 9 – Non-Performing Assets

(Dollars in thousands)	December 31,	September 30,	December 31,
	2009	2009	2008
Non-performing loans:
Residential mortgage	$441,642	$439,720	$274,923
Commercial mortgage	196,535	196,708	85,943
Commercial and Industrial	241,316	240,424	58,358
Construction	634,329	609,865	116,290
Finance leases	5,207	4,744	6,026
Consumer	44,834	47,360	45,635
Total non-performing loans	1,563,863	1,538,821	587,175

REO	69,304	67,493	37,246
Other repossessed property	12,898	13,338	12,794
Investment securities (1)	64,543	64,543	-
Total non-performing assets	$1,710,608	$1,684,195	$637,215

Past due loans 90 days and still accruing	$165,936	$243,894	$471,364
Allowance for loan and lease losses	$528,120	$471,484	$281,526
Allowance to total non-performing loans	33.77%	30.64%	47.95%
Allowance to total non-performing loans, excluding residential real estate loans	47.06%	42.90%	90.16%

(1) Collateral pledged with Lehman Brothers Special Financing, Inc.

Table 10 – Non-Performing Assets by Geography

(Dollars in thousands)	December 31,	September 30,	December 31,
	2009	2009	2008
Puerto Rico:
Non-performing loans:
Residential mortgage	$376,018	$365,705	$244,843
Commercial mortgage	128,001	121,961	61,459
Commercial and Industrial	229,039	228,025	54,568
Construction	385,259	252,127	71,127
Finance leases	5,207	4,744	6,026
Consumer	40,132	42,816	40,313
Total non-performing loans	1,163,656	1,015,378	478,336

REO	49,337	47,137	22,012
Other repossessed property	12,634	12,821	12,221
Investment securities	64,543	64,543	-
Total non-performing assets	$1,290,170	$1,139,879	$512,569
Past due loans 90 days and still accruing	$128,016	$227,053	$220,270

Virgin Islands:
Non-performing loans:
Residential mortgage	$9,063	$7,116	$8,492
Commercial mortgage	11,727	11,370	1,476
Commercial and Industrial	8,300	8,404	2,055
Construction	2,796	2,727	4,113
Consumer	3,540	3,393	3,688
Total non-performing loans	35,426	33,010	19,824

REO	470	588	430
Other repossessed property	221	389	388
Total non-performing assets	$36,117	$33,987	$20,642
Past due loans 90 days and still accruing	$23,876	$618	$27,471

Florida:
Non-performing loans:
Residential mortgage	$56,561	$66,899	$21,588
Commercial mortgage	56,807	63,377	23,007
Commercial and Industrial	3,977	3,995	1,736
Construction	246,274	355,011	41,050
Consumer	1,162	1,151	1,634
Total non-performing loans	364,781	490,433	89,015

REO	19,497	19,768	14,804
Other repossessed property	43	128	185
Total non-performing assets	$384,321	$510,329	$104,004
Past due loans 90 days and still accruing	$14,044	$16,223	$223,623

Table 11 – Net Charge-Offs to Average Loans

	Year Ended
	December 31,	December 31,	December 31,	December 31,	December 31,
	2009	2008	2007	2006	2005

Residential mortgage	0.82%	0.19%	0.03%	0.04%	0.05%

Commercial mortgage	1.64%	0.27%	0.10%	0.00%	0.03%

Commercial and Industrial	0.72%	0.59%	0.26%	0.06%	0.11%

Construction	11.54%	0.52%	0.26%	0.00%	0.00%

Consumer and finance leases	3.05%	3.19%	3.48%	2.90%	2.06%

Total loans	2.48%	0.87%	0.79%	0.55%	0.39%

CONTACT:
First BanCorp
Alan Cohen, 787-729-8256
Senior Vice President, Marketing and Public Relations
alan.cohen@firstbankpr.com